Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-267643, 333-276986 and 333-290685) and Form S-8 (Nos. 333-259008, 333-264920, and 333-279268) of Invivyd, Inc. of our report dated March 5, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 5, 2026